OTCBB: CNYC

CANYON COPPER COMPLETES FIRST TRANCHE OF PRIVATE PLACEMENT AND COMPLETES
DEBT SETTLEMENT OF CONVERTIBLE NOTES

VANCOUVER, BC, July 2, 2009 – Canyon Copper Corp. (the “Company”) (OTCBB:CNYC) is pleased to announce that it has completed the first tranche of its $1.25 million foreign private placement offering by issuing 17,025,000 shares at a price of $0.04 per share for total proceeds of $681,000. The issuance was completed under the provisions of Regulation S of the Securities Act of 1933 (the “Act”). The Company did not engage in a distribution of this offering in the United States. Each of the subscribers represented that they were not a US person as defined in Regulation S and that they were not acquiring the units for the account or benefit of a US person. There are no assurances that the remainder of the foreign private placement offering will be completed.

Also on June 30, 2009, the Company issued 1,875,000 shares at a price of $0.04 per share for total proceeds of $75,000 to a director of the Company. The shares were issued under the provisions of Section 4(2) of the Act.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Debt Settlement of Convertible Notes

On June 30, 2009, the Company issued 19,637,947 units at a deemed price of $0.04 per unit (the “Units”) in order to settle an aggregate of $785,517.88 in existing convertible notes. Each unit is comprised of one share of the Company’s common stock and one-half share purchase warrant. Each whole share purchase warrant will entitle the holder to purchase one additional share of the Company’s common stock at a price of $0.06 per share for a period ending two (2) years from the date of issuance of the units. The issuance was completed under the provisions of Regulation S of the Act. The Company did not engage in a distribution of this offering in the United States. The convertible note holders represented that they were not US persons as defined in Regulation S and that they were not acquiring the units for the account or benefit of a US person.

About Canyon Copper

The Company's New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three kilometres west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

On behalf of the Board of Directors,

"Kurt Bordian"

CANYON COPPER CORP.
Kurt Bordian, CFO and Treasurer

This News Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company's ability to obtain additional financing, geological, mechanical or difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Suite 408 – 1199 West Pender Street   •   Vancouver, B.C.   •   V6E 2R1
TEL (604) 331-9326   •   FAX (604) 684-9365